Exhibit 23

INDEPENDENT PUBLIC ACCOUNTANT’S CONSENT

We consent to the use in this Form 8-K/A1 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated February 10, 2009, relating to the audited historical summaries of gross income and direct operating expenses of Kenmore Apartments and 2445 M Street for the year ended December 31, 2007. We also consent to the incorporation by reference of our reports in WRIT’s Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, Form S-3, File No. 333-136921, and Form S-8, File No. 333-145327.

McLean, Virginia

February 10, 2009

8405 Greensboro Drive  |  7th Floor  |  McLean, Virginia 22102  |  703.893.0600

Two Democracy Center  |  6903 Rockledge Drive  |  Suite 301  |  Bethesda, Maryland 20817  |  240.485.0860

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